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                                                                    EXHIBIT 99.1





                         (HEALTHCARE REALTY TRUST LOGO)



                                  NEWS RELEASE

        Contact: Angela Harper, Corporate Communications, (615) 269-8175



                  HEALTHCARE REALTY TRUST ANNOUNCES ACQUISITION

              HEALTHCARE REALTY ACQUIRES A BAPTIST MEMORIAL MEDICAL
                         OFFICE BUILDING IN MEMPHIS, TN

         NASHVILLE, Tennessee October 2, 2001 -- Healthcare Realty Trust Incorporated (NYSE:HR) today announced the acquisition of a 97,000 square foot medical office facility, located on the Baptist Memorial Hospital campus in Memphis, Tennessee. Healthcare Realty Trust will own and manage the $14.3 million medical office facility, which will be operated under a long-term agreement with Baptist Memorial Health Care Corporation. The building, constructed in 1993, contains a surgery center and nine other medical tenants with a primary clinical focus of urology and cardiology.

         The acquisition marks Healthcare Realty Trust's expanding relationship with Baptist Memorial Health Care. Healthcare Realty Trust presently has four agreements, including the announced acquisition, with Baptist Memorial Health Care, representing two medical office facilities under construction and one additional facility completed and opened in May 2001. The acquisition will increase Healthcare Realty Trust's investment and/or commitment with Baptist Memorial to approximately $48.7 million.

         Baptist Memorial Health Care Corporation, based in Memphis, TN, provides an integrated healthcare delivery system offering a full continuum of care to Mid-South communities. The system, which spans Arkansas, Mississippi, and Tennessee, comprises 17 hospitals; more than 2,500 affiliated physicians; home, hospice and psychiatric care throughout the tri-state area; numerous minor medical centers and clinics; a chain of surgery, rehabilitation and other outpatient centers; and an education system highlighted by the Baptist College of Health Sciences.


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HR Announces Acquisition
Page 2
October 2, 2001



     Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. The Company's portfolio is comprised of nine major facility types, located in 32 states nationwide, and operated pursuant to contractual arrangements with 64 healthcare providers. The Company has investments of approximately $1.6 billion in 257 real estate properties or mortgages, totaling almost twelve million square feet. The Company provides property management or asset management services to approximately seven million square feet nationwide.



     In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended
      December 31, 2000. Forward-looking statements represent the Company's judgment as of the date of this release. The Company
                       disclaims any obligation to update
                            forward-looking material.



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